Exhibit 99.1

McorpCX, Inc. Announces Plan for Strategic Divestiture of its Professional Services Business

SAN FRANCISCO, CA, April 16, 2020 /PRNewswire/ - Customer experience solutions company McorpCX, Inc. (TSXV: MCX, OTCQB: MCCX) ("McorpCX" or the "Company") today announced that it has entered into a definitive purchase agreement to sell all of the membership interests in its wholly-owned subsidiary, McorpCX, LLC, to an entity controlled by Michael Hinshaw, the current President of McorpCX, LLC. The Company’s professional and related consulting services business, which currently constitutes substantially all of the Company’s operations, is conducted through McorpCX, LLC. As consideration for the sale of McorpCX, LLC, the Company will receive an aggregate of $1,108,000 consisting of $352,000 in cash and a $756,000 promissory note. Upon completion of the sale of McorpCX, LLC, the Company intends on focus on growing the Company’s software development and technology services business.

“After completing a thorough strategic review, which was undertaken with the support of independent financial and legal advisors, we believe that with the sale of McorpCX, LLC the Company is better positioned to focus on its original vision of being a technology-centric company,” said Matthew Kruchko, President and CEO, McorpCX, Inc.

Transaction highlights

As consideration for the sale of McorpCX, LLC, the Company will receive a total of $352,000, in cash consisting of $100,000 received upon the signing of the definitive purchase agreement and $252,000 to be received at the closing of the transaction along with a $756,000 promissory note. The proceeds from the sale of McorpCX, LLC are expected to be applied to transaction costs as well as investment toward becoming a technology services business.

The transaction is expected to close in June 2020, subject to the approval of the majority of the outstanding shares of the Company held by disinterested shareholders, the approval of the TSX Venture Exchange, the sale of all of the Company’s common shares currently owed by Mr. Hinshaw to third parties on terms reasonably satisfactory to the Company, and satisfaction of customary closing conditions. The Company plans to file a proxy statement with the United States Securities and Exchange Commission seeking shareholder approval for the sale of substantially all of its assets as a result of the proposed transaction. The Company’s board of directors has unanimously approved the definitive purchase agreement for the purposed sale of McorpCX, LLC and will recommend the Company’s shareholders also approve such agreement and the transactions thereunder.

Davis Wright Tremaine LLP is serving as legal counsel to the Company.

About McorpCX

McorpCX (http://mcorp.cx) is a customer experience solutions company targeting customer-centric companies ranging from Fortune 100 brands to fast-moving mid-market leaders. McorpCX is focused on pursuing value-enhancing growth opportunities for its shareholders.

For more information, please contact:

General Information: 1-866-526-2655 toll free in the U.S., or +1-415-526-2655

Investors: ir@mcorp.cx

Website: http://mcorp.cx

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the United States securities laws and applicable Canadian securities legislation. These statements are, in effect, management's attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management's plans and objectives for future operations are forward-looking statements. When used in this press release, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to the Company and its management are intended to help identify forward-looking statements. Although we believe that management's expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements include, but are not limited to, statements relating to the Company’s plan to complete the sale of McorpCX, LLC by June 2020, or at all, and the Company's ability to grow its software development and technology services business upon completion of such transaction. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from any future results expressed or implied by these statements. Such factors, risks, uncertainties and assumptions include, but are not limited to the following: the Company’s ability to complete the sale of McorpCX, LLC on the anticipated terms and timetable; the possibility that various closing conditions for the proposed sale may not be satisfied or waived; the Company’s ability to obtain shareholder approval for the sale of McorpCX, LLC; the Company’s ability to obtain TSX-V approval for the sale of McorpCX, LLC; the Company’s ability to achieve anticipated benefits from the proposed sale of McorpCX, LLC and operate successfully as a company focused on software development and technology services; global economic fluctuations, including the economic effects of the Coronavirus Pandemic; the Company’s ability to successfully achieve its strategic initiatives; competition in the Company’s markets; the negative cash flows and operating losses that may recur in the future; the Company’s ability to attract and retain highly skilled professionals; and the Company’s ability to maintain costs at an acceptable level. In light of these and other uncertainties, including the Company’s risk factors contained in the Company’s filings with the United States Securities and Exchange Commission, the forward-looking statements included in this press release should not be regarded as a representation by the Company that its plans and objectives will be achieved. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise the statements.

Important Additional Information and Where to Find It

This press release does not constitute a solicitation of a vote or proxy. In connection with the proposed sale of McorpCX, LLC, the Company intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a proxy statement. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and certain other relevant materials (when they become available) and other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request to McorpCX, Inc., 201 Spear Street, Suite 1100 San Francisco, CA 94105 or by calling (415) 526-2655.

 Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the executive officers and directors of the Company, and the number of shares of the Company’s common stock beneficially owned by such persons, is set forth in the Company’s Annual Report on Form 10-K for the period ended December 31, 2019, filed with the SEC on March 27, 2020. Additional information regarding the direct and indirect interests of the Company and its executive officers and directors in the transaction can be obtained by reading the proxy statement regarding the transaction when it becomes available.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.